Exhibit 99.1

Vermillion Reports Second Quarter 2015 Financial Results and    Business Update

Conference Call at 4:30 p.m. ET Today

AUSTIN, Texas, August 13, 2015 -- Vermillion, Inc. (NASDAQ: VRML), a bio-analytical solutions company focused on gynecologic disease, reported financial results for the second quarter ended June 30, 2015 and provided a business update.

Valerie Palmieri, President and CEO of Vermillion, Inc., stated, “We are on track with our Q2 2015 milestone plan which includes marked progress on our OVA2 FDA submission and two substantial OVA2 posters presented at the American Society of Clinical Oncology (ASCO) annual meeting.  On the commercialization front, ASPiRA Labs received its clinical laboratory permit for New York state in 13 months of opening the lab, which expedites our testing in all 50 states.  The ASPiRA Labs Sales Team established 118 new accounts in Q2 versus 19 accounts in Q1.  This translated into a 60% increase in kits released by ASPiRA Labs in Q2 versus Q1.  We believe these are key early indicators of potential growth with new ordering physicians and sites.  We also started Q3 with a successful $18.8M underwritten public offering of our common stock to fund our domestic and international commercialization and bioinformatics platform investments.”

Key Recent Developments

•

May 14 - Publication of two abstracts at the ASCO annual meeting, reporting positive top-line results regarding the development and validation of OVA2, Vermillion's second-generation ovarian cancer triage test. The data show significant improvement in OVA2 specificity compared to OVA1®, while maintaining OVA1’s strong sensitivity.

•

July 13 - Received a clinical laboratory permit for the state of New York for the company’s wholly-owned subsidiary, ASPiRA Labs. This completes the process of obtaining national licensure and this should significantly speed the conversion of all OVA1 specimen processing from Quest Diagnostics, Inc. to ASPiRA Labs.

•

July 17 - Closed an $18.8 million underwritten public offering of Vermillion common stock. The net proceeds from the offering, after deducting the underwriting discount and the other offering expenses, are expected to be approximately $17.5 million. Vermillion intends to use the net proceeds from the offering to fund domestic and international commercialization, bioinformatics platform enhancements and portfolio expansion and for general corporate purposes.

Q2 2015 Financial Results

Total product revenue in the second quarter of 2015 was $535,000, as compared to $211,000 in the same year-ago period. This increase is attributable to Vermillion's March 11, 2015 commercial agreement with Quest Diagnostics, which now facilitates recognition of all product revenue at the time an OVA1 test is performed by Quest Diagnostics rather than deferring some revenue as in prior periods.

Product revenue in the second quarter of 2015 was derived from 4,103 OVA1 tests which was consistent with the 4,223 OVA1 tests performed in the same year-ago quarter. Volume in the second quarter of 2015 included 274 tests performed at ASPiRA Labs, Vermillion's wholly owned national CLIA-certified laboratory.

Cost of revenue in the second quarter of 2015 increased to $574,000 compared to $88,000 in the prior year due to costs associated with ASPiRA Labs. ASPiRA Labs opened in June 2014, so second quarter 2014 cost of revenue included only one week of ASPiRA Labs’ costs.

Total operating expenses in the second quarter of 2015 decreased to $4.8 million from $5.8 million in the year-ago quarter. The decrease was primarily due to certain one-time expenses from 2014 not being repeated in 2015, including severance, and ASPiRA Labs pre-opening costs and branding.

Net loss for the second quarter of 2015 was $4.8 million or $(0.11) per share, as compared to a net loss of $5.6 million or $(0.15) per share in the year-ago quarter.

As of June 30, 2015, cash and equivalents totaled $10.9 million. This excludes the estimated net proceeds of $17.5 million from Vermillion’s July 2015 stock offering. Vermillion utilized $5.1 million in cash in the second quarter of 2015 and paid an additional $1.3 million to repurchase common stock from Quest Diagnostics. Vermillion expects to utilize $4.7 million to $5.5 million in cash in the third quarter of 2015.

Conference Call and Webcast

Vermillion’s President and CEO Valerie Palmieri will host a call today to discuss results followed by a question and answer period.

Thursday, August 13, 2015 at 4:30 pm Eastern/1:30 pm Pacific

Domestic:888-430-8691

International:719-457-2083

Conference ID:8708565

Webcast:Conference Call Link:  http://public.viavid.com/player/index.php?id=115357

Replay – Available through August 27, 2015

Domestic:877-870-5176

International:858-384-5517

Conference ID:8708565

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Vermillion at (512) 519-0400.

About Vermillion

Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic and bio-analytical solutions that help physicians diagnose, treat and improve gynecologic health outcomes for women. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in gynecologic disease. The company's lead diagnostic, OVA1, is a blood test for pre-surgical assessment of ovarian tumors for malignancy, using an innovative algorithmic approach. As the first FDA-cleared, protein-based In Vitro Diagnostic Multivariate Index Assay, OVA1 represents a new class of software-based diagnostics. For additional information, including published clinical trials, visit www.vermillion.com.

About OVA1

•

OVA1 is a proprietary FDA-cleared blood test to help physicians assess the risk of ovarian cancer prior to surgery and trigger the involvement of a specialist (gynecologic oncologist) for higher risk patients

•

The OvaCalc® proprietary algorithm combines five biomarker results into a single numerical "risk score" that stratifies patients into "higher risk" and "lower risk" when combined with clinical assessment

•

In two pivotal clinical trials, OVA1 plus clinical impression detected 96% of all malignancies vs. 75% for clinical impression alone. It subsequently reduced the number of malignancies missed from 25% to 4%, a reduction of 83%.

•	For early-stage cancers specifically, 31% were missed by clinical impression alone. This was reduced to 5% when OVA1 was added to clinical impression, a reduction of 85%.
•	Vermillion is currently developing a next-generation test, OVA2, which has an expected release in the second half of 2015, subject to FDA approval.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including the speed with which Vermillion is able to transition OVA1 testing from Quest Diagnostics to ASPiRA Labs, Vermillion’s expected use of proceeds from the July 2015 offering and Vermillion’s expected use of cash during the third quarter of 2015. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this press release are based on Vermillion's expectations as of the date of this press release. A variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ from those projected in such forward-looking statements include but are not limited to: (1) Vermillion’s ability to increase the volume of OVA1 sales; (2) Vermillion’s ability to market its test through sales channels other than Quest Diagnostics including ASPiRA Labs; (3)  failures by third-party payers to reimburse OVA1 or changes or variances in reimbursement rates; (4) Vermillion’s ability to commercialize OVA1 outside the United States; (5) Vermillion’s ability to develop and commercialize additional diagnostic products and achieve market acceptance with respect to these products; (6) Vermillion’s ability to compete successfully; (7) Vermillion’s ability to obtain any regulatory approval for its future diagnostic products; (8) Vermillion’s or its suppliers’ ability to comply with FDA requirements for production, marketing and post market monitoring of its products; (9) additional costs that may be required to improve Vermillion’s manufacturing operations; (10) Vermillion’s ability to maintain sufficient or acceptable supplies of immunoassay kits from its suppliers; (11) Vermillion’s ability to generate sufficient demand for ASPiRA Labs’ services to cover its operating costs; (12) Vermillion’s ability to comply with the additional laws and regulations that apply to it in connection with the operation of ASPiRA Labs (13) Vermillion’s ability to comply with FDA regulations that relate to its products and to obtain any FDA clearance or approval required to develop and perform laboratory-developed tests and (14) other factors that are described in Vermillion's Form 10-Q for the quarter ended June 30, 2015 filed with the Securities and Exchange Commission (the “SEC”). Vermillion expressly disclaims any obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release, except as required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in Vermillion’s most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

Investor Relations Contact:

Michael Wood

LifeSci Advisors LLC

Tel 1-646-597-6983

Vermillion, Inc.

Consolidated Balance Sheets

(Amounts in Thousands, Except Share and Par Value Amounts)

(Unaudited)

	June 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$10,878	$22,965
Accounts receivable	165	167
Prepaid expenses and other current assets	667	526
Total current assets	11,710	23,658
Property and equipment, net	535	508
Other Assets	90	8
Total assets	$12,335	$24,174
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$533	$1,123
Accrued liabilities	2,581	2,201
Short-term debt	—	1,106
Deferred revenue	—	489
Total current liabilities	3,114	4,919
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and
outstanding at June 30, 2014 and December 31, 2013, respectively	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized at June 30, 2015 and December 31, 2014; 42,271,192 and 43,115,790 shares issued and
outstanding at June 30, 2015 and December 31, 2014, respectively	42	43
Additional paid-in capital	369,638	370,685
Accumulated deficit	(360,459)	(351,473)
Total stockholders’ equity	9,221	19,255
Total liabilities and stockholders’ equity	$12,335	$24,174

Vermillion, Inc.

Consolidated Statements of Operations

(Amounts in Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,	Six Months Ended June 30,
	2015	2014	2015	2014
Revenue:
Product	$535	$211	$1,170	$402
License	-	113	316	227
Total revenue	535	324	1,486	629
Cost of revenue:
Product	574	88	1,065	143
Total cost of revenue	574	88	1,065	143
Gross profit	(39)	236	421	486
Operating expenses:
Research and development(1)	919	1,057	2,024	2,210
Sales and marketing(2)	2,559	2,766	4,776	4,870
General and administrative(3)	1,331	1,971	2,731	2,959
Total operating expenses	4,809	5,794	9,531	10,039
Loss from operations	(4,848)	(5,558)	(9,110)	(9,553)
Interest income	6	12	15	26
Other income (expense), net	(7)	(9)	109	(15)
Net loss	$(4,849)	$(5,555)	$(8,986)	$(9,542)
Net loss per share - basic and diluted	$(0.11)	$(0.15)	$(0.21)	$(0.27)
Weighted average common shares used to compute basic and diluted net loss per common share	42,985,954	35,853,027	43,050,872	35,840,491
Non-cash stock-based compensation expense included in operating expenses:
(1) Research and development	$32	$31	$63	$71
(2) Sales and marketing	36	44	73	69
(3) General and administrative	131	290	228	359